Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	At The Investor Relations Company:
Robert L. Johnson, President & CEO or Curtis R. Kollar, Chief Financial Officer	Woody Wallace 312-245-2700
706-645-1391
bjohnson@charterbank.net or ckollar@charterbank.net	wwallace@tirc.com

Charter Financial Corporation Prices Stock Offering

West Point, GA, September 23, 2010 - Charter Financial Corporation (the “Company”) (OTC BB: CHFN.OB), the holding company for CharterBank, announced today that it has concluded its stock offering pursuant to its Stock Issuance Plan.  The Company will sell 4.4 million shares of common stock at $7.78 per share, for gross proceeds of approximately $34.2 million.  Of the 4.4 million shares sold, approximately 1.1 million shares were sold in the Subscription and Community Offerings, and approximately 3.3 million shares were sold in the Syndicated Community Offering.  The purchase price was determined by the Company’s Board of Directors, in consultation with the Company’s financial advisor, Stifel, Nicolaus & Company, Incorporated. All shares sold in the offering, including the Subscription Offering, the Community Offering and the Syndicated Community Offering, will be sold at $7.78 per share.

The Company anticipates consummating the stock offering on September 29, 2010.  The Company also expects that shares of its common stock will begin trading on the Nasdaq Capital Market under the symbol CHFN on September 29, 2010, and will no longer be quoted on the OTC Bulletin Board.

Stock certificates will be mailed as soon as possible after the completion of the offering. All subscribers in the subscription and community offerings who properly completed and timely submitted a stock order form will be allocated the amount of common stock that they requested.  Subscribers who did not elect to have the difference between the $10.52 offering price and the $7.78 actual purchase price applied to the purchase of additional shares will receive a refund.  Subscribers who did elect to purchase additional shares will receive the full number of whole shares that the funds submitted by them allow.  Refunds will be issued in lieu of fractional shares, and will be based on the method of a subscriber’s payment.

At the completion of the offering, the Company will cancel a number of shares of its common stock held by First Charter, MHC, the Company’s mutual holding company, equal to the number of shares sold in the offering.  Accordingly, the 18,672,361 outstanding shares of Company common stock will not increase as a result of the stock offering, and the percentage of the Company’s outstanding common stock held by its current shareholders other than First Charter, MHC will not be diluted.  First Charter, MHC’s 84.9% ownership interest in the Company will be reduced to approximately 61.4%, with the remaining 38.6% owned by public shareholders.

Charter Financial Corporation is a savings and loan holding company and the parent company of CharterBank, a full-service community bank. Charter Financial Corporation is headquartered in West Point, Georgia, and operates 16 branches on Interstate highways in West Georgia and East Alabama.  Additional information regarding Charter Financial Corporation can be accessed on-line at www.charterbank.net.

This release may contain “forward-looking statements” that may be identified by use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” and “potential.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; our ability to enter new markets successfully and capitalize on growth opportunities; our ability to successfully integrate acquired entities; our incurring higher than expected loan charge-offs with respect to assets acquired in FDIC-assisted acquisitions; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and changes in our organization, compensation and benefit plans.

This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by means of the written prospectus forming part of the registration statement.  The shares of common stock being offered by Charter Financial Corporation are not deposits or savings accounts, may lose value and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.